Exhibit 3.24

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

SOUTHEASTERN REFRACTORIES, INC.

Pursuant to Chapter 607, Florida Statutes, SOUTHEASTERN REFRACTORIES, INC., a Florida corporation, does hereby amend its Articles of Incorporation to change its name as follows:

1. Article I of the Articles of Incorporation is hereby repealed in its entirety and the following is substituted therefor:

ARTICLE I. NAME

The name of this corporation is:

SOUTHEASTERN MECHANICAL SERVICES, INC.

2. Except as amended hereby, the Articles of Incorporation shall remain in full force and effect.

3. The Board of Directors and shareholders of the corporation by unanimous written actions dated January 10, 2000 adopted a resolution setting forth the proposed amendment changing the name of the corporation. The number of votes cast in favor of the name change amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment effective this 10th day of January, 2000.

SOUTHEASTERN REFRACTORIES, INC.

By:	/s/ G. Barry Skitsko
G. Barry Skitsko
Its President